EXHIBIT A
SUBADVISORY AGREEMENT
BETWEEN
NATIONWIDE VARIABLE INSURANCE TRUST,
NATIONWIDE FUND ADVISORS
AND
WADDELL & REED INVESTMENT MANAGEMENT COMPANY

Effective May 1, 2007
Amended July 8, 2011*

Funds of the Trust
Subadvisory Fees

NVIT Multi-Manager
Small Cap Growth Fund
0.50% of the average
                          daily net assets of
                          the Subadviser's Assets

*As approved at the June 15, 2011 Board Meeting.

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IN WITNESS WHEREOF, the parties hereto have executed this
Exhibit A on the effective date set forth above.
TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:  /s/Michael S. Spangler
Name:  Michael S. Spangler
Title:  President

ADVISER
NATIONWIDE FUND ADVISORS

By:  /s/Michael S. Spangler
Name:  Michael S. Spangler
Title:  President

SUBADVISER
WADDELL & REED INVESTMENT MANAGEMENT COMPANY

By: /s/John E. Sundeen, Jr.
Name:  John E. Sundeen, Jr., CFA
Title: Executive Vice President & CAO

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